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Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Balanced Care Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-68977 and 333-52291) on Form S-8 of Balanced Care Corporation of our report dated September 21, 2001, relating to the consolidated balance sheets of Balanced Care Corporation and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2001, and the related schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Balanced Care Corporation.

Our report dated September 21, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses and has a stockholders' deficit, among other things, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.

                                        KPMG LLP

Baltimore, Maryland
September 28, 2001